Exhibit 10(f)

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

UNIVERSAL FOOD & BEVERAGE COMPANY OF GEORGIA

AND

CALIFORNIA NATURAL PRODUCTS

DATED AS OF FEBRUARY 16, 2006

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 16, 2006, by and among UNIVERSAL FOOD & BEVERAGE COMPANY OF GEORGIA a Georgia corporation (“Purchaser”) and CALIFORNIA NATURAL PRODUCTS, a California corporation (“Seller”).

WITNESSETH:

WHEREAS, Seller owns and operates a facility located at 11 Artley Road, Savannah, Georgia (the “Savannah Facility”) and is engaged in the business of manufacturing, packaging, distributing and selling aseptic packaged Grade A dairy, soy milk, rice milk, meal replacement and juice products out of the Savannah Facility (the “Savannah Business”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, substantially all of Seller’s property and assets relating to the Savannah Business, including without limitation the Savannah Facility and the assets located thereon, upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Seller also owns and operates a facility located at 1250 Lathrop Road, Lathrop, California (the “California Facility”) and is engaged in the business of manufacturing, packaging, distributing and selling aseptic packaged Grade A dairy, soy milk, rice milk, meal replacement and juice products out of the California Facility (the “California Business”); and

WHEREAS, Seller and Purchaser contemplate that Seller will continue to own and operate the California Facility and be engaged in the California Business after the transaction hereunder closes, and such assets constituting the California Facility and the California Business shall not be transferred to Purchaser as part of the transaction hereunder.

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

I. SALE AND PURCHASE OF PURCHASED ASSETS

1.1	Purchased Assets

On the terms and subject to the conditions hereinafter set forth, at the Closing (as hereinafter defined), Seller shall sell, convey, transfer, assign and deliver to Purchaser free and clear of any security interest, mortgage, lien, charge, restriction, encumbrance, conditional sale agreement, claim, pledge or right of any party (collectively, “Liens”) and Purchaser shall purchase from Seller all of Seller’s right, title and interest in and to the Savannah Business and all property and assets of Seller, other than the Excluded Assets (as hereinafter defined) which are primarily used or usable in, or which arise out of, the conduct of the Savannah Business as of the Closing Date (as hereinafter defined), wherever located and whether or not all or any of said property and assets appear on or are reflected upon Seller’s books, records or financial statements (collectively, the “Purchased Assets”), including, but not necessarily limited to, the following:

(a)	Real Estate

The land described on Schedule 1.1(a) and all structures and other improvements now or hereafter constituting the Savannah Facility or erected thereon, and all easements, tenements, hereditaments, privileges and appurtenances in any way belonging thereto (collectively, the “Real Estate”).

(b)	Operating Assets, Equipment, Machinery

All operating assets, furniture, fixtures, equipment and machinery owned, leased or used by Seller primarily in connection with the Savannah Business, whether located at the Real Estate or elsewhere, including, without limitation, those items listed on Schedule 1.1(b) attached hereto and made a part hereof;

(c)	Supplies

All office, marketing and other supplies located at the Savannah Facility and related to the Savannah Business;

(d)	Contract Rights

All of Seller’s right, title and interest in, to and under all those contracts and agreements and personal property leases relating to the Savannah Business and the Purchased Assets listed on Schedule 1.1(d) attached hereto and made a part hereof, except any contracts relating to the employment of any employees of Seller or the retention of any independent contractors of Seller, unless the employees or independent contractors are hired by Purchaser, as otherwise provided in this Agreement, and including but not limited to contracts and agreements with customers, vendors, brokers, suppliers, service providers, licensees and licensors (individually, an “Assigned Contract” and, collectively, the “Assigned Contracts”);

(e)	Intellectual Property

The use (along with Seller) of all intellectual property related primarily to the Savannah Business, including without limitation, any and all licenses, patents and patent applications, processes, formulas, receipts, contractual rights, know-how, trade secrets, lists of past and present customers, potential customers, lists of suppliers, lists of employees, operating manuals, quality manuals, SOPs, procedure manuals, operating practices, recorded knowledge, business plans, performance standards, catalogues, product and consumer research data, analyses and computer software and programs, marketing and sales review plans and data, scheduling and service methods, sales and service manuals and all other proprietary, confidential and other similar information (in whatever form or medium), as well as all good will and going concern value associated with the foregoing and all rights to use the foregoing, and all other intangible property of Seller, owned, licensed or used in connection with the manufacture, sale, distribution and marketing of all products by Seller primarily in the Savannah Business but excluding the trade name “California Natural Products,” and all variants thereof (collectively, the “Intellectual Property”);

(f)	Records and Non-Operating Assets

All non-operating assets owned, leased or used by Seller primarily in connection with the Savannah Business, including but not limited to books, records, documents, files, and other information, whether current or in storage, and whether located at the Real Estate or elsewhere; provided, however, that, notwithstanding the foregoing, Seller shall retain its corporate records, including but not limited to its articles of incorporation, bylaws, shareholder agreements, employment agreements, stock register and other files related to its organization and capitalization;

(g)	Licenses, Permits and Approvals

To the extent assignable or transferable, all permits, franchises, licenses, approvals and authorizations by or of governmental authorities or third parties required for the conduct of the Savannah Business or the ownership of the Purchased Assets (also listed on Schedule 6.1(a));

(h)	Inventories

All raw materials, commodities, finished goods, work in process, inventory, packaging and supplies of the Savannah Business in the possession of Seller; and

(i)	Other Assets

All other tangible or intangible personal property owned or leased by Seller which are primarily used in, or are necessary for the continued conduct of, the Savannah Business or Purchased Assets, whether or not of a type falling within any of the categories of assets or properties described above, including, without limitation, all spare parts inventories, addresses, telephone numbers, fax numbers and P.O. Boxes; provided, however, that immediately after the Closing, Purchaser shall not use the trade name “California Natural Products” in any way in connection with the Savannah Business or Purchased Assets.

1.2	Excluded Assets

Notwithstanding the terms of Section 1.1, it is agreed that the assets and properties of the California Business shall not be included in the Purchased Assets (collectively the “Excluded Assets”). Furthermore, the following assets of Seller that are part of the Savannah Business shall not be included as part of the Purchased Assets and shall, therefore, also be deemed Excluded Assets for purposes hereunder and be retained by Seller and not be sold or transferred to Purchaser hereunder:

(a) All cash of the Savannah Business;

(b) All accounts receivable of the Savannah Business existing prior to Closing;

(c) All right, title and interest to the trade name “California Natural Products” and all variants thereof, including all related trade marks and service marks, if any, whether or not registered;

(d) Inter-company advances and receivables and related accounts; and

(e) All rights that have accrued to the benefit of Seller relating to deferred tax assets, tax refund claims, claims against third parties for contract breaches, torts, or other matters arising out of the pre-Closing performance of its Assigned Contracts.

II. NON-ASSUMPTION OF LIABILITIES

2.1	Non-Assumption of Liabilities

Purchaser shall not assume or agree to pay, perform or discharge, or in any manner be responsible for, any accounts payable, debts, capitalized lease obligations and any other obligations or liabilities of Seller (as well as those of Seller’s affiliates, shareholders, officers and directors) of any kind or nature whatsoever, whether disclosed or undisclosed, fixed, absolute, accrued, ordinary, extraordinary, contingent or otherwise, direct or indirect, primary or secondary, and whether known or unknown. Without in any way limiting the generality of the foregoing, Purchaser shall not be liable for any workers’ compensation and employee liability claims resulting from accidents or occurrences commencing on or before the Closing and shall not be liable for any product liability claims resulting from products contained in the finished goods inventory as of the Closing.

2.2	Transferee Liability

The parties hereto agree that Purchaser will not, by virtue of the transactions contemplated by this Agreement, assume any liabilities or obligations of Seller or incur any transferee liability whatsoever., Accordingly, Seller agrees to indemnify, protect and hold harmless Purchaser from and against any and all transferee liability arising out of the transactions contemplated herein that may hereafter be claimed by the Internal Revenue Service, Georgia Department of Revenue, any other state, county or local government authority or agency or any creditor of Seller as of the Closing Date.

III. PURCHASE PRICE

3.1	Purchase Price For Assets

The aggregate purchase price to be paid by Purchaser to Seller for the Savannah Business and the Purchased Assets shall be Nine Million Dollars ($9,000,000) plus the Closing Date Inventory Amount (the “Purchase Price”). The Closing Date Inventory Amount shall be determined as provided in Section 3.1(b). The Purchase Price shall be paid as follows:

(a)	Cash

$9,000,000, less the Earnest Money Deposit and any credits and prorations pursuant to the terms of this Agreement, shall be paid by Purchaser to Seller at Closing by the wire transfer of immediately available funds to a bank account designated by Seller.

(b)	Determination of Closing Date Inventory Amount

On the business day immediately prior to the scheduled Closing Date, Seller shall physically count and review, at the Savannah Facility, the existing inventory to compute its value as of the Closing Date (the “Closing Date Inventory Amount”). Purchaser may have representatives present to oversee the inventory count and review. Equipment spare parts inventories shall not be included in determining the Closing Date Inventory Amount. The Closing Date Inventory Amount shall be determined on a lower of cost or market, first-in/first-out basis in accordance with generally accepted accounting principles consistently applied. No later than forty-five (45) days after the Closing, Seller shall finalize the value of the Closing Date Inventory Amount, and all other computations necessary to determine the Closing Date Inventory Amount due to Seller, and shall submit such computations (the “Final Inventory Computations”) to Purchaser for review and approval. Purchaser may dispute the Closing Date Inventory Amount or any other part of the Final Inventory Computations by sending a notice (the “Dispute Notice”) to Seller within seven (7) days of receipt of the Final Inventory Computations. Purchaser and Seller shall consult with one another to resolve all points of dispute concerning the Final Inventory Computations within ten (10) days of the date of the Dispute Notice; provided, however, if Purchaser and Seller are unable to resolve all points of dispute within such time period, Purchaser and Seller shall within two (2) days following the expiration of such period, jointly select a nationally recognized independent accounting firm not presently engaged by Purchaser or Seller to act as an arbitrator to resolve within fifteen (15) days after such selection all points of dispute with regard to the Final Inventory Computations. Purchaser and Seller shall cooperate with such firm. Any resolution of the points of dispute pursuant to this Section 3.1(d) shall be binding upon Purchaser and Seller solely for purposes of this Section 3.1(d). Each party shall be responsible for the payment of its own expenses in resolving any such disputes, and the costs of the jointly-selected accounting firm shall be borne equally by Seller and Purchaser. Once such final computations have been made, and the Closing Date Inventory Amount is either agreed upon or no longer subject to dispute, Purchaser shall, no later than five (5) days after the submission of the Final Inventory Computations or the final resolution of the dispute related thereto (as the case may be), remit to Seller the Closing Date Inventory Amount.

3.2	Allocation of Purchase Price

The Purchase Price shall be allocated in accordance with Schedule 3.2. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 3.2 for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code. In any tax proceeding, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

3.3	Allocations and Prorations

The following expenses related to the transfer of the Real Estate and the other Purchased Assets shall be allocated between Seller and Purchaser as follows:

(a) Seller shall pay: the cost of providing the Title Insurance Policy in favor of Purchaser required by Section 3.4; one-half of the escrow and New York Style closing fees and charges of the Escrow Agent; the cost of releasing the Liens currently encumbering the Real Estate; and all transfer, excise, conveyance or other similar taxes and charges incurred in conveying the Real Estate or the other Purchased Assets to Purchaser.

(b) Purchaser shall pay: one half of the escrow and New York Style closing fees and charges of the Escrow Agent; and the cost of recording the deed and filing any and all other documents executed by Seller that Purchaser wishes to have recorded and/or filed in order to perfect its interest in the Real Estate or the other Purchased Assets.

(c) With respect to the Real Estate transferred to Purchaser, the following expenses will be prorated as of the close of business on the day preceding the Closing Date: (i) real property and personal property taxes; (ii) security deposits (if any); and (iii) all electric, sewage, storm water and other utility charges. To the extent such charges are handled based on estimates in order to make the closing payments, if and to the extent that such amounts differ based upon final readings and bills, appropriate adjustments will be made between the parties, and the liable party will make payments promptly when requested.

3.4	Real Estate Title, Survey and Searches

(a) As soon as is reasonably possible, and in no event later than fifteen (15) business days after the date of this Agreement, Seller shall furnish to Purchaser, at Seller’s sole and exclusive expense, for the Real Estate:

(i) from a title insurance company reasonably acceptable to Purchaser and Seller (the “Title Insurer”):

(A) a title commitment issued by the Title Insurer to insure title to all land, improvements and insurable appurtenances related to the Real Estate in the amount of that portion of the Purchase Price allocated to the Real Estate, as specified in Schedule 3.2, covering such Real Estate, naming Purchaser as the proposed insured and having an effective date after the date of this Agreement and providing for extended coverage and the following endorsements: and Zoning 3.1 with parking (the “Title Commitment”) wherein the Title Insurer shall agree to issue an ALTA 1992 form owner’s policy of title insurance in accordance therewith (the “Title Policy”); and

(B) complete and legible copies of all recorded documents listed as Schedule B matters to be terminated or satisfied in order to issue the policy described in the Title Commitment (the “Recorded Documents”); and

(ii) complete and current searches in the name of Seller and other appropriate parties of all Uniform Commercial Code Financing Statements records maintained by the Secretary of State of each of California and Georgia, each other jurisdiction in which a filing would be required in order to perfect a security interest in the Purchased Assets, and the clerk or recorder of deeds of each county in which any of the Purchased Assets is located and wherever else Seller or Purchaser, based upon its investigation, is aware that a Uniform Commercial Code Financing Statement has been filed, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all the Purchased Assets to be sold under this Agreement are free and clear of Encumbrances, other than as permitted under this Agreement.

(b) The Title Commitment shall include the Title Insurer’s requirements for issuing the Title Policy, which requirements shall be met by Seller on or before the Closing Date (including those requirements that must be met by releasing or satisfying monetary Liens, but excluding Liens that will remain after Closing and those requirements that are to be met solely by Purchaser).

(c) If Purchaser desires, Purchaser may obtain, at Purchaser’s sole cost and expense, an “ALTA/ACSM” survey on the Real Estate (“Survey”) from a licensed surveyor, and Seller shall reasonably cooperate with any surveyor so engaged and shall afford reasonable access to the Real Estate for such purposes.

(d) If any of the following shall occur (collectively, a “Title Objection”):

(i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller has title to the insured estate covered by the Title Commitment;

(ii) any title exception is disclosed in Schedule B to any Title Commitment that is not one that Seller specifies when delivering the Title

Commitment to Purchaser as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing, including (A) any exceptions that pertain to encumbrances securing any loans and (B) any exceptions that Purchaser reasonably believes could materially and adversely affect Purchaser’s use and enjoyment of the Real Estate described therein; or

(iii) any Survey discloses any matter that Purchaser reasonably believes could materially and adversely affect Purchaser’s use and enjoyment of the Real Estate described therein;

then Purchaser shall notify Seller in writing of such matters within thirty (30) business days after receiving all of the Title Commitment, Survey and copies of Recorded Documents for the Real Estate covered thereby.

(e) Seller shall have the option to (i) cure each Title Objection and take all such steps required by the Title Insurer to eliminate each Title Objection as an exception to the Title Commitment or (ii) within five (5) days of receiving Purchaser’s notice of Title Objections, provide written notice to Purchaser of those Title Objections it is willing to cure. Seller shall be deemed to have decided not to cure all other exceptions (other than monetary exceptions). Following any such notice from Seller that it is unwilling to cure any Title Objections, Purchaser shall have the option to take the Real Estate subject to such uncured Title Objections or terminate this Agreement at any time prior to the Closing. Any Title Objection that the Title Company is willing to insure over on terms acceptable to Seller and Purchaser is herein referred to as an “Insured Exception.” The Insured Exceptions, together with any title exception or matters disclosed by the Survey not objected to by Purchaser in the manner aforesaid shall be deemed to be acceptable to Purchaser.

(f) Nothing herein waives Purchaser’s right to claim a breach of Section 6.1(g) or to claim a right to indemnification as provided in Article VIII if Purchaser suffers losses or damages as a result of a misrepresentation with respect to the condition of title to the Real Property.

IV. CLOSING

4.1	Closing Date and Time

The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m., Chicago time, on February 16, 2006 at the offices of Purchaser’s counsel, Holland & Knight LLP, One Mid America Plaza, Suite 1000, Oakbrook Terrace, Illinois 60181, or at such other date or place, or in such other manner, as may be mutually agreed upon by the parties hereto (the “Closing Date”); provided, however, that each of Seller or Purchaser may, at its sole discretion, extend the Closing Date until March 31, 2006 in order to permit satisfaction of closing conditions. The effective time of the Closing shall be deemed to occur at 12:01 a.m. on the Closing Date.

4.2	Closing Deliveries By Seller

On the Closing Date, Seller shall deliver to Purchaser the following:

(a) A Warranty Bill of Sale and General Assignment executed by Seller, conveying the Purchased Assets to Purchaser;

(b) A recordable Warranty Deed executed by Seller conveying the Real Estate to Purchaser;

(c) Such other instruments of sale, transfer and assignment as shall be necessary to effectuate the transfer, assignment and conveyance of the Purchased Assets to Purchaser, and to vest in Purchaser title to the Purchased Assets, free and clear of all Liens;

(d) Assignments and Assumptions of the Assigned Contracts (collectively, the “Assignment and Assumption”), executed by Seller;

(e) A transition services agreement executed by Seller (the “Transition Services Agreement”) under which Seller shall provide production, operations, accounting and other specified services to Purchaser following the Closing for a period of time up to, but no later than, April 1, 2006, on terms and conditions satisfactory to Purchaser and Seller;

(f) A copy of resolutions duly adopted by the shareholders and Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates, duly certified as of the Closing Date by an authorized officer of Seller;

(g) A Certificate of Good Standing of Seller, certified as of a date not more than fourteen (14) days prior to the Closing Date, from the Secretary of State of the State of California;

(h) A Certificate of Qualification To Do Business in the State of Georgia, certified as of a date not more than fourteen (14) days prior to the Closing Date, from the Secretary of State of the State of Georgia;

(i) A certificate of an authorized officer of Seller, certifying: (1) a copy of Seller’s By-laws; (2) a copy of the Articles of Incorporation of Seller; and (3) as to the incumbency and signatures of Seller’s officers;

(j) A certificate, dated as of the Closing Date, of an authorized officer of Seller, certifying that the conditions specified in Section 5.1 hereof have been fully satisfied;

(k) An opinion of counsel for Seller in form and substance reasonably acceptable to Purchaser’s counsel;

(l) The Title Insurance Policy, insuring in favor of Purchaser a fee simple interest in the Real Estate, subject only to those exceptions that are reflected in the Title Insurance Commitment and which Purchaser is willing to take subject to following the process set forth in Section 3.4 above; and

(m) Such other documents and certificates to be executed or delivered by Seller at the Closing in accordance with the terms of this Agreement or in order to complete the transactions contemplated by this Agreement or as reasonably requested by Purchaser.

4.3	Closing Deliveries By Purchaser

On the Closing Date, Purchaser shall deliver to Seller the following:

(a) The payment of the cash portion of the Purchase Price as required by Section 3.1(a);

(b) The Transition Services Agreement executed by Purchaser;

(c) A copy of resolutions duly adopted by the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates, duly certified as of the Closing Date by an authorized officer of Purchaser;

(d) A certificate of an authorized officer of Purchaser, certifying: (1) a copy of Purchaser’s By-laws; (2) a copy of the Articles of Incorporation of Purchaser; and (3) as to the incumbency and signatures of Purchaser’s officers;

(e) A certificate, dated as of the Closing Date, of an authorized officer of Purchaser, as applicable, certifying that the conditions specified in Section 5.2 hereof have been fully satisfied;

(f) An opinion of counsel for Purchaser in form and substance reasonably acceptable to Seller’s counsel;

(g) The Assignment and Assumption executed by Purchaser; and

(h) Such other documents and certificates required to be executed or delivered by Purchaser at the Closing in accordance with the terms of this Agreement or in order to complete the transactions contemplated by this Agreement.

4.4	Form of Closing Documents

As soon as is reasonably practicable after the execution of this Agreement, and in any event no later than February 16, 2006, the parties shall cause their respective counsel to prepare and exchange drafts of the closing documents contemplated by Sections 4.2 and 4.3, and the form and substance of such documents will be subject to the reasonable review and approval of the parties and their respective counsel.

V. CONDITIONS TO CLOSING

5.1	Conditions Precedent to Obligations of Purchaser

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions, any one or more of which may be waived in writing by Purchaser and which shall all be deemed waived upon the Closing:

(a)	Representations, Warranties and Covenants

All of the representations and warranties of Seller contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and Seller shall have complied with and performed in all material respects all of the covenants and agreements to be complied with and performed by Seller on or prior to the Closing Date.

(b)	No Adverse Proceedings

As of the Closing Date, no action, investigation, suit or proceeding by any governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other person or entity, shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby, or which claims damages as a result of the consummation of such transactions.

(c)	No Material Adverse Change

No material adverse change in the Purchased Assets, the Savannah Business, the operations, financial condition or prospects of Seller, nor any material loss of or damage to the Purchased Assets or the Savannah Business, whether or not covered by insurance, shall have occurred from December 31, 2005, to the Closing Date.

(d)	Consent of Customers to Assignment of Contracts

Purchaser shall have received consents from each respective customer to the assignments to Purchaser of those Assigned Contracts, if any, listed on Schedule 5.1(d), with such consents on terms and conditions satisfactory to Purchaser in its sole discretion.

(e)	Required Consents

All third party consents, waivers and releases under any agreements, leases, mortgages, licenses, permits and other instruments to which Seller is a party or by which any of the Purchased Assets may be bound, including, without limitation, all consents, waivers and releases of Liens on the Purchased Assets, all consents required under the Assigned Contracts, and all consents, approvals, orders and authorizations of, and all registrations, qualifications, designations, declarations or filings with, any federal, state, local or foreign government authority having jurisdiction over Seller or any of its properties, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, shall have been obtained on or prior to, and shall be in full force and effect as of, the Closing Date.

(f)	Due Diligence Review

Purchaser shall have completed to its satisfaction a business, financial, accounting and legal due diligence review of Seller, the Savannah Business and the Real Estate (including, without limitation, a review of the direct or contingent liabilities of Seller, if any) conducted by Purchaser and its attorneys and accountants.

(g)	Deliveries

Seller shall have delivered to Purchaser all documents required to be delivered to Purchaser on the Closing Date pursuant to Section 4.2 hereof.

(h)	Financing

Purchaser shall have received an unconditional commitment to finance the purchase transaction contemplated under this Agreement from a lenders and/or sources of equity capital of Purchaser’s choosing and subject to terms and conditions acceptable to Purchaser in its sole discretion.

5.2	Conditions Precedent to Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to and conditioned on the satisfaction of each of the following conditions, any one or more of which may be waived in writing by Seller and which shall all be deemed waived upon the Closing:

(a)	Representations, Warranties and Covenants

All of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date, and Purchaser shall have complied with and performed in all material respects all of the covenants and agreements to be complied with and performed by Purchaser on or prior to the Closing Date.

(b)	No Material Adverse Proceedings

As of the Closing Date, no action, investigation, suit or proceeding by any governmental or regulatory commission, agency or authority, and no action, suit or proceeding by any other person or entity, shall be pending or threatened which challenges or seeks to enjoin, prohibit or prevent this Agreement or any transaction contemplated hereby, or which claims material damages as a result of the consummation of the transactions contemplated hereby.

(c)	Required Consents

All third party consents, waivers and releases under any agreements, leases, mortgages, licenses, permits and other instruments to which Purchaser is a party, including, without limitation, all consents, approvals, orders and authorizations of, and all registrations, qualifications, designations, declarations or filings with, any federal, state, local or foreign government authority having jurisdiction over Purchaser or any of its properties, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, shall have been obtained on or prior to, and shall be in full force and effect as of, the Closing Date.

(d)	Deliveries

Purchaser shall have delivered to Seller all documents required to be delivered to Seller on the Closing Date pursuant to Section 4.3 hereof.

VI. REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Seller

Seller hereby represents and warrants to Purchaser, on and as of the date hereof and on and as of the Closing Date, as follows:

(a)	Organization and Standing

Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Seller is duly qualified to do business and is in good standing in each jurisdiction set forth on Schedule 6.1(a) and in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary or where its failure to qualify to do business would adversely affect Seller, its financial condition, its business or its ability to perform the transactions contemplated by this Agreement. Seller has all requisite corporate power and authority and all requisite and sufficient licenses, franchises, permits and authorizations (collectively, the “Licenses”) to own and lease its properties and assets, including the Purchased Assets, and to carry on the Savannah Business as and where presently conducted. All Licenses held by Seller in connection with the Savannah Business are more particularly described on Schedule 6.1(a) attached hereto and made a part hereof are included as part of the Purchased Assets, to the extent assignable under applicable law. No governmental proceeding is pending or threatened to cancel, modify or fail to renew any such License.

(b)	Corporate Action

Seller has full corporate power and authority to execute and deliver this Agreement, to sell, assign, transfer and deliver the Purchased Assets to Purchaser, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All shareholder, corporate and other proceedings required to be taken by or on the part of Seller to execute, deliver and carry out this Agreement and to authorize Seller to sell, assign, transfer, convey and deliver the Purchased Assets to Purchaser have been duly and properly taken. Assuming the due authorization, execution and delivery hereof by Purchaser, this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, and all instruments of transfer and other documents to be delivered in connection herewith, when executed and delivered, will constitute legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

(c)	No Default

The execution and delivery of this Agreement by Seller, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Seller, or (whether with due notice or lapse of time or otherwise) constitute a default, require the consent of any third party (except as set forth on Schedule 6.1(d) hereto), create any right of acceleration or result in the creation of any Lien under, or otherwise result in a breach or violation of, any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, License or other instrument or obligation, or any judgment, order or decree of any court, administrative agency or other governmental authority, to which Seller is a party or otherwise subject or by which Seller or any of its properties (including the Purchased Assets) may be bound, except where such violation, conflict or breach would not adversely affect Seller, its financial condition, the Savannah Business, the Purchased Assets or Seller’s ability to perform the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Seller, nor its compliance with the terms hereof and its consummation of the transactions contemplated hereby, will violate, conflict with or contravene in any material respect any statute or any judicial or governmental regulation, order, injunction, judgment or decree binding on Seller, and Seller has not received any notice which is inconsistent with the foregoing, except where such violation, conflict or contravention would not adversely affect Seller, its financial condition, its Savannah Business, the Purchased Assets or Seller’s ability to perform the transactions contemplated by this Agreement.

(d)	Consents

The execution and delivery of this Agreement by Seller, and its consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any federal, state or local court, government authority or regulatory body or creditor where failure to obtain such approval, consent or authorization, would adversely affect Seller, its financial condition, the Savannah Business, the Purchased Assets or Seller’s

ability to perform the transactions contemplated by this Agreement, or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of Seller, except as set forth on Schedule 6.1(d) attached hereto and made a part hereof, all of which have been obtained or made or will be obtained or made, and all of which are in full force and effect and will be so, as of the Closing Date. Except as set forth on Schedule 6.1(d) hereto, the failure of any person or entity not a party hereto to authorize or approve this Agreement and the transactions contemplated hereby will not give any person or entity the right to enjoin, rescind or otherwise prevent or impede the sale of the Purchased Assets to Purchaser in accordance with the terms of this Agreement, to reach in any fashion the Purchased Assets in the hands of Purchaser following the Closing, or to obtain damages from, or any other judicial relief against, Purchaser, as a result of any transactions carried out in accordance with the provisions of this Agreement.

(e)	Financial Statements

Attached hereto as Schedule 6.1(e) are the financial statements of the Savannah Business for each of the two (2) fiscal years ended June 30, 2004 and June 30, 2005 and an interim financial statement of the Savannah Business for the six-month period ended December 31, 2005 (collectively, the “Financial Statements”), consisting of the balance sheets at such dates and the related statements of income, shareholders’ equity and changes in cash flow for the twelve (12) months then ended, together with appropriate disclosures (which are included as part of Schedule 6.1(e) hereto). The Financial Statements present fairly the financial position of the Savannah Business on such dates and the results of the operations and changes in the financial position of the Savannah Business as of the dates and for the periods indicated, and were prepared in conformity with generally accepted accounting principles consistently applied.

(f)	Absence of Undisclosed Liabilities

Since December 31, 2005, the Savannah Business has not incurred any debt, obligation or liability (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), except as clearly and fully reflected on the Financial Statements or arising out of the ordinary course of business.

(g)	Title to and Sufficiency of Purchased Assets

Seller has and will convey to Purchaser good and marketable title to all of the Purchased Assets, free and clear of any Liens, except as set forth on Schedule 6.1(g) attached hereto and made a part hereof, all of which Liens, shall be released on or prior to the Closing Date. All of the Purchased Assets, including claims, contracts, orders, leases, licenses and other rights, are assignable without the prior consent of any third party except as set forth on Schedule 6.1(d) hereto. The Purchased Assets comprise all assets and properties required for the continued conduct of the Savannah Business by the Purchaser as it is now being conducted by the Seller.

(h)	Condition of Assets

All Purchased Assets being acquired by Purchaser hereunder are (1) except as set forth on Schedule 6.1(h) attached hereto and made a part hereof, in the possession of Seller, (2) to Seller’s knowledge, in useable condition and repair, ordinary wear and tear excepted, and (3) to the best of Seller’s knowledge, there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently, to Seller’s knowledge, may prospectively prevent, or cause the imposition of material fines or penalties as a result of, the use of all or any portion of the Real Estate in the Savannah Business as presently conducted.

(i)	Intellectual Property

Schedule 6.1(i) attached hereto and made a part hereof represents a true and complete list of all Intellectual Property (as defined in Section 1.1(e) hereof) owned or used by or registered in the name of Seller in connection with the Savannah Business, as well as all licensing or similar agreements relating to the foregoing to which Seller is a party, either as a licensor or licensee. Seller owns or possesses adequate and enforceable licenses or other rights to use all Intellectual Property in the conduct of the Savannah Business being acquired by Purchaser hereunder, is not in material default under any such licensing or similar agreement, and has not received any notice or other knowledge of conflict with or infringement of any rights of others, and no officer, director, employee, shareholder or former shareholder of Seller has any rights in or to any of the Intellectual Property. Seller has not received any notice, nor does Seller have any knowledge, that any of the Intellectual Property is being infringed upon or appropriated by any third party. Seller owns and possesses adequate and enforceable rights to use and transfer all of the Intellectual Property and all design drawings, trade secrets, processes and other technical data used or usable in the Savannah Business, all of which are included as part of the Purchased Assets. The use in the Savannah Business of any Intellectual Property and other technical or proprietary data has not required and does not require the payment of any royalty or similar payment to any person, firm or corporation, and, on the Closing Date, Seller will transfer to Purchaser good and marketable title thereto, free and clear of any Liens.

(j)	Litigation

Except as set forth on Schedule 6.1(j) attached hereto and made a part hereof, no claims, actions, suits, legal or administrative proceedings, governmental investigations or any labor matters are pending or, to the best of Seller’s knowledge after due and reasonable inquiry, threatened against or adversely affecting Seller, the Savannah Business or any of the Purchased Assets, nor, to the best of Seller’s knowledge after due and reasonable inquiry, does any basis for any such claim, action, suit, legal or administrative proceeding, governmental investigation or labor matter exist. No outstanding or unsatisfied judgments, decrees, settlements, orders, rulings, writs or injunctions exist involving Seller, the Savannah Business or any of the Purchased Assets which (either by reason of compliance or default) may reasonably be expected to adversely affect Seller, the Savannah Business or any of the

Purchased Assets, or which relate in any way to the transactions contemplated by this Agreement.

(k)	Compliance with Laws

Seller’s operation and ownership of the Savannah Business and the Purchased Assets are in compliance with all laws, statutes, rules, regulations and other requirements imposed by federal, state, local and other governmental authorities applicable to Seller, the compliance with which are material to the operation and ownership of the Savannah Business and the Purchased Assets, including, without limitation, all such laws, statutes, rules, regulations and other requirements relating to environmental, health and safety and equal employment opportunity standards and controls in all jurisdictions where Seller is currently doing business.

(l)	No Violation of Environmental Laws

Seller’s operation and ownership of the Savannah Business and the Purchased Assets are in compliance in all material respects with all applicable laws and regulations relating to pollution, the environment, human safety and health, transportation or the production, storage, labeling or disposition of Hazardous Materials (as hereinafter defined). There are no underground storage or fuel tanks located on or under the Real Estate except as disclosed on Schedule 6.1(l). Seller has timely filed all reports required to be filed, has obtained all required approvals and permits and has generated and maintained all required data, documentation, and records under any such applicable laws or regulations where the failure to file such reports, obtain such approvals and permits or generate and maintain such data documentation and records would adversely affect Seller, its financial condition, its business or its ability to perform the transactions contemplated by this Agreement. Neither Seller nor any other person has placed, held, located, stored, buried, dumped, disposed, spilled or released any Hazardous Materials on, beneath or about any of the properties used, owned or leased by Seller, including, without limitation, the Real Estate, except for storage of inventories of such chemicals to be used in the ordinary course of business of Seller (which inventories, if any, were stored in accordance with applicable laws and regulations and in a manner such that there was no release of any such chemicals into the environment which could cause the incurrence of clean up or other response costs under the Resource Conservation and Recovery Act of 1976, as amended, or the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or other comparable federal, state or local laws or regulations). Seller has not received any notice from the U.S. Environmental Protection Agency or any state, local or other domestic or foreign governmental agency or authority (collectively, the “E.P.A.”), or any other public or private entity, advising it that it is responsible or potentially responsible for corrective action or investigation or response costs concerning a release, a threatened release or cleanup of Hazardous Materials and has no reason to believe that such notice may be forthcoming. As used herein, the term “Hazardous Materials” shall include, but is not limited to, chemicals, wastes, and hazardous, dangerous or toxic substances, materials or wastes (1) produced by or resulting from any business, commercial or industrial activity, operation or process, including any “Hazardous Substances,” “Pollutants” or “Contaminants” (as such terms are defined in CERCLA), (2) in the form of or containing petroleum or petroleum hydrocarbons, or (3) that are regulated by or defined in any so-called “Superfund” law, or any other federal, state or local statute, law, ordinance, code, rule or regulation concerning protection of the environment, human safety and health, or transportation, as now or hereinafter in effect prior to the Closing Date.

(m)	Taxes

All Taxes (as hereinafter defined) due or to become due by reason of the Purchased Assets or the operation of the Savannah Business by Seller prior to the Closing Date have been or will be paid when due, or are being or will be contested in good faith. No tax Liens upon any Purchased Assets exist, except Liens for Taxes not yet due and payable. For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, including, without limitation, income, capital stock, gross receipts, net proceeds, ad valorem, value added, goods and services, turnover, sales, use, real estate transfer, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, franchise, transfer, fuel, vehicle sales, excess profits, occupational and interest equalization, unitary, severance, withholding, social security, employment and other taxes, duties, assessments, imposts and charges (including, without limitation, the recapture of any tax items such as investment tax credits), together with all interest, penalties and additions imposed concerning such amounts, which are due or claimed to be due by federal, state or local taxing authorities or which are payable concerning the Savannah Business.

(n)	Insurance

Seller presently maintains and has at all times prior to the date hereof maintained, liability, including product liability, casualty, property loss, errors and omissions, surety bonds and other insurance coverage upon the properties included in the Purchased Assets and related to the conduct of the Savannah Business, in such amounts, of such kinds and with such insurance carriers as are generally deemed appropriate and sufficient for companies of a similar size engaged in similar types of business and operations or that may be required by third parties.

(o)	Employment Matters and Labor Relations

Schedule 6.1(o) lists all employees and officers of the Savannah Business on the date hereof, along with the amount of the current annual salaries and the total compensation paid or due for services to each such employee or officer for the calendar year ended December 31, 2005. Except as set forth on Schedule 6.1(o) attached hereto and made a part hereof, Seller is not a party to an agreement with any employee or any collective bargaining agreement or other contract with any labor or employee union representing any of the employees of the Savannah Business. Except as described on Schedule 6.1(o) hereto, no strikes, lockouts or work stoppages are pending or, to the knowledge of Seller, threatened, nor are any material labor disputes or material grievances pending against or affecting Seller, nor does any default, or any event which, with the passage of time or giving of notice or both, will become a default, exist under the aforesaid collective bargaining agreements. Seller has had no strikes or lockouts pending or threatened within the last two (2) years. Except as set forth in Schedule 6.1(o), to the best knowledge of Seller, no key employee or group of employees of the Savannah Business has any plans or expressed any plans to terminate employment with Seller.

(p)	Employee Benefit Plans

(i)	Attached hereto as Schedule 6.1(p) is a true and complete list of all “Employee Welfare Benefit Plans” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), existing on the date hereof that are or have been maintained or contributed to by Seller (including, for this purpose and for the purpose of all of the representations contained in this Section 6.1(p), any other entities which by reason of Section 414 of the United States Internal Revenue Code of 1986, as amended (the “Code”), are treated together with Seller as a single employer under Code Section 414)) for the benefit of employees of the Savannah Business.

(ii)	Except as listed in Schedule 6.1(p) hereto, Seller does not maintain or contribute to any “Employee Pension Benefit Plan” (as defined in Section 3(2) of ERISA) for the benefit of employees of the Savannah Business. Except as listed in Schedule 6.1(p) hereto, Seller does not maintain or contribute to, nor has Seller maintained or contributed to during the last six years, any “Multiemployer Plans,” as defined in Section 3(37) of ERISA, for the benefit of employees of the Savannah Business.

(iii)	Except as listed in Schedule 6.1(p) hereto, Seller does not maintain any material retirement or deferred compensation plan or arrangement, including foreign plans or arrangements, savings, incentive or non-qualified stock option, restricted stock, stock appreciation rights or stock purchase plan, unemployment compensation plan, personnel policy, holiday pay, moving expense reimbursement, sick leave, vacation pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement, whether written or oral for any employee, consultant or agent of the Savannah Business, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an “Employee Benefit Plan” (as defined in Section 3(3) of ERISA), or for which Purchaser may have any liability after the Closing Date.

(iv)	All plans and arrangements listed on Schedule 6.1(p) hereto comply, and in the past have complied, in all material respects in form and operation with all requirements of applicable United States federal, state, local and other law or regulation, whether domestic or foreign. Seller represents and warrants that all contributions and other payment obligations required to be made on or before the Closing Date under or in connection with the plans and arrangements listed on Schedule 6.1(p) hereto have been or will be paid in full on or as of the Closing Date, and Seller agrees to indemnify and hold Purchaser harmless from and against any and all such liabilities, debts and claims asserted against Purchaser in connection therewith.

(q)	Contracts and Other Commitments

(i)	Except as set forth on Schedule 6.1(q) attached hereto and made a part hereof and except for the Assigned Contracts, Seller has no outstanding contracts or other commitments, written or oral, for the performance or receipt of services, or for the payment of moneys, or for the purchase, sale, lease, license, use or acquisition of real or personal property of any kind or character that are or may reasonably be expected to be material to Seller, the Savannah Business or the Purchased Assets. Specifically, and not in limitation of the foregoing, except as set forth on Schedule 6.1(q) hereto and except for the Assigned Contracts, Seller has no written or oral contract, agreement or understanding with any supplier, sales representative, commission agent, distributor, dealer, consultant or similar person, nor any written or oral employment contract, agreement or understanding with any person, which relates to the Savannah Business or the Purchased Assets which calls for payments of $25,000 or more in any year after the Closing Date.

(ii)	Seller has delivered or otherwise made available to Purchaser a copy of all Assigned Contracts, as well as all contracts and other commitments set forth on Schedule 6.1(q) hereto, and all other agreements, instruments and documents relating thereto, all of which are true and complete.

(iii)

Seller is in compliance in all material respects with the provisions of each of the Assigned Contracts, as well as each of the contracts and other commitments set forth on Schedule 6.1(q) hereto, and no default exists by any party to any such contract, lease or commitment that would adversely affect Seller, its financial condition, its business or its ability to perform the transactions contemplated by this Agreement. All Assigned Contracts are valid, subsisting and in full force and effect and enforceable in accordance with their respective terms. Seller has not received a notice, and to the best of its knowledge Seller is not aware, that any party to any Assigned Contract intends to cancel, terminate or refuse to renew such Assigned Contract.

(r)	Receivable Ledgers

Attached hereto as Schedule 6.1(r) are ledgers of the accounts receivable of the Savannah Business as of the date hereof (collectively, the “Receivable Ledgers”). The Receivable Ledgers (i) accurately and completely reflect all outstanding accounts receivables of Seller in connection with the Savannah Business as of the date hereof, and (ii) provide an accurate aging of each such account as of the date hereof. The accounts receivables arose in the ordinary course of business of Seller, are not subject to any counterclaim or set-off. It is agreed that Seller shall retain title to and shall collect for its own account all accounts receivable of the Savannah Business existing prior to Closing.

(s)	Inventory

The inventory schedules dated January 31, 2006 and attached hereto as Schedule 6.1(s) (collectively, the “Inventory Schedules”) and are a true and complete list of all inventory, including, without limitation, all raw material, work in process and finished goods, owned by Seller in connection with the operation of the Savannah Business as of such date. All of the inventory has been valued at the lower of cost or market, utilizing first-in, first-out valuations in accordance with generally accepted accounting principles consistently applied. All of the inventory listed on the Inventory Schedules, all items comprising inventory that were valued in the inventory accounts on the balance sheets included in the Financial Statements, and all other inventory existing as of the Closing Date, each as verified pursuant to the closing inventory, are or were items of a quality usable or saleable in the ordinary course of business of Seller consistent with past practices at the aggregate amount reflected on such balance sheet. All of the items comprising inventory of Seller listed on the Inventory Schedules existed as of such date. Except as set forth on Schedule 6.1(s) hereto, no items out of inventory referenced above are obsolete or damaged. No items of inventory referenced above are subject to any buy-back arrangement or similar sales promotion offered by Seller to its customers in connection with the Savannah Business. No material adverse change has occurred in the quality or condition of such inventory since the date of the Inventory Schedules. In addition to and not in limitation of the foregoing, all inventory referenced above consists of items of a quality and quantity useable and saleable in the normal course of the Savannah Business after the Closing provided that Purchaser operates the Savannah Business in substantially the same manner as operated by Seller during the year immediately preceding the Closing Date, and the volume of production or purchase of inventory and supplies, or of orders therefor, has not been reduced or increased by Seller in anticipation of the transactions contemplated by this Agreement. Seller has not received any request, nor is Seller aware of any third party’s intention to request, that Seller accept a significant return of goods or products sold or leased to such third party by Seller.

(t)	No Material Adverse Change

Since December 31, 2005, Seller has conducted the Savannah Business and its respective operations in the ordinary and regular course and, except as described in Schedule 6.1(t) attached hereto and made a part hereof, there has not been any material adverse change in, or any event, condition or contingency or any damage, destruction or loss (whether or not covered by insurance) that shall result in, or may result in, any material adverse change in, the Purchased Assets or the conduct, business, operations, properties, or condition (financial or otherwise) of the Savannah Business. Seller has no knowledge of any facts or circumstances that hinder or adversely affect, or in the future are reasonably likely to hinder or adversely affect, the Purchased Assets or the conduct, business, operations, properties or condition (financial or otherwise) of the Savannah Business.

(u)	Suppliers

Attached hereto as Schedule 6.1(u) is a complete and accurate list of the twenty (20) largest suppliers of products and services to the Savannah Business by dollar volume during the twelve (12) month period ended as of December 31, 2005. To the best of Seller’s knowledge, since December 31, 2005 no supplier has declined to continue to act as such or indicated any present or future intention to cease to do so or to materially change the form of its arrangements with Seller concerning the Savannah Business.

(v)	Customer Relationships

Attached hereto as Schedule 6.1(v) is a complete and accurate list of the twenty (20) largest customer relationships by dollar volume of the Savannah Business during the twelve (12) month period ended as of December 31, 2005 (each a “Major Customer”), indicating the existing contractual arrangements, if any, with each Major Customer. To the best of Seller’s knowledge after due and reasonable inquiry and except as set forth in Schedule 6.1(v), no material outstanding disputes exist with any Major Customer and no Major Customer has since December 31, 2005 refused to, or stated its intention not to, continue its relationship with Seller or the Savannah Business, nor has any Major Customer changed or indicated its intent to change its arrangements with Seller or the Savannah Business except as indicated by the Seller on Schedule 6.1(v).

(w)	Fees and Commissions

No agent, broker, investment banker, person or firm acting on behalf or under the authority of Seller is or will be entitled to any broker’s, finder’s, originator’s or investment banker’s fees or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby, and no such fees are or will be chargeable to or for the account of Purchaser, nor have any such fees been paid, nor will any such fees be paid or payable out of, or in any manner constitute a Lien against, the Purchased Assets.

(x)	Misstatement or Omission

No representation or warranty by Seller in this Agreement or in any other agreement, document or instrument executed in connection herewith, including any exhibit, schedule, written statement, certificate or other document furnished or to be furnished by Seller pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading. Copies of all documents heretofore furnished by Seller to Purchaser are true, correct and complete copies of such documents, including all amendments or modifications thereto.

(y)	Title to Real Estate

Seller owns fee simple title to the Real Estate. The Real Estate is owned free and clear of all liens, claims and encumbrances, except for those matters appearing on Schedule B of the Title Commitment. There are no claims, causes of action or other litigation or proceedings pending or threatened with respect to the ownership or operation of the Real Estate or any part thereof.

(z)	Utilities, Permits

All utilities necessary for use, operation and occupancy of the Real Estate are installed on the Real Estate and all requirements for the unrestricted use of such utilities are fulfilled. All building, zoning, safety, health, fire, water district, disability access, sewerage and environmental protection agency permits and other licenses and permits which are required by any governmental authority for the use, occupancy and operation of the Real Estate have been obtained by or furnished to Seller and are in full force and effect.

(aa)	No Violation

The Real Estate and the use, occupancy and operation of the Real Estate do not violate any currently applicable laws, statutes, ordinances, rules, orders or regulations of any kind whatsoever (including without limitation, those relating to environmental protection, zoning, disability access, building, fire, health or safety), any contractual arrangements with third parties or any covenants, conditions, easements, rights of way or restrictions of record. Neither Seller nor any agent of Seller has received any notice, written or otherwise, alleging any such violation. The Real Estate is in full compliance with zoning requirements, including without limitation, those relating to setbacks, height, parking, floor area ratio, fire lanes and percentage of land coverage.

(bb)	Condemnation; Assessments; Etc.

There is no existing, pending, contemplated, threatened or anticipated (i) condemnation of any part of the Real Estate, (ii) widening, change of grade or limitation on use of streets abutting the Real Estate, (iii) special tax or assessment to be levied against the Real Estate, (iv) change in the zoning classification of the Real Estate, or (v) change in the tax assessment of the Real Estate.

6.2	Representations and Warranties of Purchaser.

Purchaser hereby represents and warrants to Seller on and as of the date hereof and on and as of the Closing Date as follows:

(a)	Organization and Standing

Purchaser is duly organized, validly existing and in good standing under the laws of the State of Georgia. Purchaser has all requisite power and authority and all requisite and sufficient licenses, franchises, permits and authorizations to own and lease its properties and assets and to carry on its business as and where currently conducted.

(b)	Corporate Action

Purchaser has full power and authority to execute and deliver this Agreement, to purchase the Purchased Assets from Seller, and otherwise to perform all of its obligations hereunder and to consummate the transactions contemplated hereby. All and other proceedings required to be taken by or on the part of Purchaser to execute, deliver and carry out this Agreement and to purchase the Purchased Assets have been duly and properly taken. Assuming the due authorization, execution and delivery hereof by Seller, this Agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, and all other documents to be delivered in connection herewith, when executed and delivered, will constitute legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms.

(c)	No Default

The execution and delivery of this Agreement by Purchaser, its compliance with the terms hereof and its consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws of Purchaser or (whether with due notice or lapse of time or otherwise) constitute a default, require the consent of any third party, give rise to any right of acceleration, or otherwise result in a breach or violation of, any contract, agreement, lease, commitment, indenture, mortgage, trust deed, note, bond, debenture, license or other instrument or obligation, or any judgment, order or decree of any court, administrative agency or other governmental authority, to which Purchaser is a party or otherwise subject.

(d)	Consents

The execution and delivery of this Agreement by Purchaser, and its consummation of the transactions contemplated hereby, will not require the approval, consent or authorization of any third party, any federal, state or local court, government authority or regulatory body or creditor, or give any party with rights under any instrument, agreement, contract, mortgage, judgment, award, order or other restriction the right to terminate, modify or otherwise change any of the current rights or obligations of Purchaser, except as set forth on Schedule 6.1(d) attached hereto and made a part hereof. Except as set forth on Schedule 6.1(d) hereto, the failure of any person or entity not a party hereto to authorize or approve this Agreement and the transactions contemplated hereby will not give any person or entity the right to enjoin, rescind or otherwise prevent or impede the purchase of the Purchased Assets by Purchaser in accordance with the terms of this Agreement, or to obtain damages or other judicial relief against Purchaser, as a result of any transactions carried out in accordance with the provisions of this Agreement.

(e)	Fees and Commissions

Except as set forth on Schedule 6.2(e) hereto, no agent, broker, investment banker, person or firm acting on behalf or under the authority of Purchaser is or will be entitled to any broker’s, finder’s, originator’s or investment banker’s fees or any other commission or similar fee directly or indirectly from any of the parties hereto in connection with the transactions contemplated hereby.

(f)	Misstatement or Omission

No representation or warranty by Purchaser in this Agreement or in any other agreement, document or instrument executed in connection herewith contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated herein necessary to make the statements contained herein not misleading.

VII. COVENANTS AND AGREEMENTS

7.1	Returned Items

Seller shall be liable for all finished goods included in inventory at the Closing Date which are returned or rejected after the Closing Date due to failure to meet specifications or damage and which cannot be sold for such reasons. Seller shall reimburse Purchaser on a dollar-for-dollar basis for any such returned items in accordance with the claim procedures set forth in Article VIII of this Agreement.

7.2	Accounts Receivable

All accounts receivable of the Savannah Business related to products shipped prior to the Closing Date shall remain the property of Seller and shall be collected by Seller for its own account. All accounts receivable of the Savannah Business related to products shipped on or after the Closing Date shall be the property of Purchaser and shall be collected by

Purchaser for its own account. After the Closing, Purchaser and Seller shall cooperate with each other as may be necessary with regard to the determination of accounts receivable as being either pre-Closing or post-Closing. Specific provision with regard to the allocation and collection of accounts receivables of the Savannah Business following the Closing shall also be set forth in the Transition Services Agreement.

7.3	Employees and Independent Contractors

(a) Purchaser is not obligated to hire any employees of Seller but may interview all such employees. Subject to any applicable legal requirements, Purchaser will have reasonable access to the Savannah Facility and personnel records (including performance appraisals, disciplinary actions, grievances and medical records) of Seller for the purpose of preparing for and conducting employment interviews with all employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Seller upon reasonable prior notice during normal business hours. Except as may be otherwise provided or contemplated under the Transition Services Agreement, Seller will terminate the employment of all of its employees of the Savannah Business effective immediately before the Closing.

(b) Seller shall pay and be responsible for all severance payments, accrued compensation and benefits, and all related costs, for any of Seller’s employees or independent contractors who are not retained by Purchaser after the Closing. For any of Seller’s employees hired or independent contractors who are retained by Purchaser after the Closing, Seller shall be responsible for all accrued compensation, vacation, benefits, severance and other costs accrued prior to the Closing Date, or prior to such subsequent date as provided in the Transition Services Agreement, and Purchaser shall be responsible for accrued compensation, vacation, benefits and other costs accrued after to the Closing Date or after such subsequent date as provided in the Transition Services Agreement.

7.4	Cooperation

Seller shall, after the Closing Date, provide reasonable cooperation to insure the smooth transfer of research and development, marketing and sales, manufacturing and technical know-how and other aspects of the transition of ownership of the Purchased Assets and the manufacture, sale, distribution and marketing of the products of the Savannah Business.

7.5	Insurance

Seller shall maintain product liability insurance for products manufactured, packaged or existing as part of finished goods inventory prior to or as of the Closing Date, for a period of not less than twenty-four (24) months after the Closing Date.

7.6	Right of Inspection; Access

(a)	Purchaser’s Access Before Closing

Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Purchaser, Seller shall (a) afford Purchaser and its representatives and prospective lenders and their representatives (collectively, “Purchaser Group”) full and free access, during regular business hours, to Savannah Facility personnel, Savannah Facility properties (including subsurface testing), contracts, governmental authorizations, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of the Savannah Facility; (b) furnish Purchaser Group with copies of all such contracts, governmental authorizations, books and records and other existing documents and data as Purchaser may reasonably request; (c) furnish Purchaser Group with such additional financial, operating and other relevant data and information as Purchaser may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the properties, assets and financial condition related to the Savannah Business and the Purchased Assets. In addition, Purchaser shall have the right to have the Real Estate and other Purchased Assets inspected by Purchaser Group, at Purchaser’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Estate and other Purchased Assets. In the event subsurface or other destructive testing is recommended by any of Purchaser Group, Purchaser shall be permitted to have the same performed. Purchaser at its sole cost shall restore the Real Estate and other Purchased Assets to the same condition such properties were in immediately prior to Purchaser’s investigations and shall otherwise indemnify and hold Seller harmless from any direct damages or liabilities incurred by Seller as a result of Purchaser’s investigations under this Section.

(b)	Purchaser’s Access After Closing

After the Closing Date, Seller shall permit Purchaser and its counsel, accountants and other representatives access during normal business hours, upon at least two (2) business days prior notice, to all of the records and files retained by Seller relating to the Savannah Business or the Purchased Assets for any period prior to the Closing. In connection herewith, Seller hereby agrees to retain all such records for a period of not less than five (5) years after the Closing Date in order to afford Purchaser such access, and Purchaser shall have the right at any time to make copies thereof. If Seller wishes to destroy any such records at any time during such period, Seller shall give Purchaser not less than sixty (60) days prior written notice thereof, whereupon Purchaser may elect to take possession of such records. In addition, Seller shall provide Purchaser, to the extent feasible, with access to any officers, employees and agents of Seller, as may be necessary in connection with the prosecution or defense of any tax audits or third party claims, suits or actions by or against Purchaser.

(c)	Seller’s Access After Closing

After the Closing Date, Purchaser shall permit Seller reasonable access during normal business hours, upon at least two (2) business days prior notice, to any records and files of the Savannah Business transferred pursuant to this Agreement, relating to a period prior to the Closing Date, and to any employees of Purchaser formerly employed by Seller, as may be necessary in connection with the prosecution or defense of any tax audits or third party claims, suits or actions by or against Seller relating to the Savannah Business. In connection herewith, Purchaser hereby agrees to retain all such books and records for a period of not less than five (5) years after the Closing Date in order to afford Seller such access, and Seller shall have the right at any time to make copies thereof. If Purchaser wishes to destroy any such books or records at any time during such period, Purchaser shall give Seller not less than sixty (60) days prior written notice thereof, whereupon Seller may elect to take possession of such books and records. In addition, Purchaser shall provide Seller, to the extent feasible, with access to any officers, employees and agents of Purchaser, as may be necessary in connection with the prosecution or defense of any tax audits or third party claims, suits or actions by or against Seller.

7.7	Negative Covenants, Etc. by Seller

(a)	Restriction on Operation of Aseptic Facility

For a period of five (5) years after the Closing Date, Seller, and its successors and assigns, shall not, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person, entity or facility that is located anywhere in the portion of the United States outlined on Exhibit A (the “Territory”) and is engaged in or is planning to become engaged in the aseptic packaging business, provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any person or entity (but may not otherwise participate in the activities of such person or entity) if such securities are listed on any national or regional securities exchange.

(b)	Non-Solicitation.

For a period of five (5) years after the Closing Date, Seller, and its successors and assigns, shall not, directly or indirectly:

(i) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Purchaser to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser; or

(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Purchaser, to deal with any competitor of Purchaser or in any way interfere with its relationship with Purchaser; or

(iii) hire, retain or attempt to hire or retain any employee or independent contractor of Purchaser or in any way interfere with the relationship between Purchaser and any of its employees or independent contractors.

(c)	Non-Disparagement

After the Closing Date, Seller will not disparage Purchaser or any of Purchaser’s shareholders, directors, officers, employees or agents, and Purchaser will not disparage Seller or any of Seller’s shareholders, directors, officers, employees or agents

(d)	Blue-Penciling

If any provision or part of this Section 7.7 is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision, or both, or to delete specific words or phrases herefrom (“blue-penciling”), and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

(e)	Equitable Remedies

Seller recognizes and agrees that Purchaser conducts its business throughout the Territory and elsewhere, and, therefore, the geographical scope of the non-competition covenants contained in Section 7.7(a) hereof is reasonable. It is further recognized and agreed that Purchaser would not have entered into or consummated the transactions contemplated by this Agreement without the covenants contained in this Section 7.7, and that irreparable injury will result to Purchaser and its businesses and properties in the event of a breach of any covenant contained herein by Seller, that such injury would be difficult if not impossible to ascertain and, therefore, that any remedy at law for any such breach will be inadequate. As a result, Purchaser shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage to Purchaser by reason of any such breach. In the event that an enforcement action is brought by Purchaser pursuant hereto, Purchaser shall be entitled to recover from Seller the reasonable costs and attorneys’ fees incurred in connection therewith. Nothing contained in this Section 7.7 shall prevent Purchaser from electing to seek any monetary or other relief in addition to or in lieu of any equitable relief for breach of any of the covenants contained herein. Whenever used in this Section 7.7, subject to the terms of Section 7.7(a), the term “Purchaser” shall be deemed to include any successor or any other person or entity that may hereafter acquire all or any portion of the aforesaid Savannah Business being acquired by Purchaser hereunder during the period of this covenant not to compete.

(f)	Independent Covenants

The covenants contained in this Section 7.7 shall be construed and enforced independently of any other provision of this Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Seller against Purchaser, of whatever nature, shall not constitute a defense to the enforcement of the covenants contained herein against Seller.

7.8	Confidentiality

Seller hereby covenants and agrees that, at all times from and after the Closing Date, it shall keep secret and maintain in strictest confidence, and shall not use for its benefit or for the benefit of others, and shall not cause or allow any of Seller’s agents, officers, directors or employees to so disclose or use, any Confidential Information (as hereinafter defined). As used in this Agreement, “Confidential Information” shall mean any and all information, in whatever form, primarily relating to the Savannah Business or the Purchased Assets, including, without limitation, any Intellectual Property, which information is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality.

7.9	Publicity and Disclosure

Following the Closing Date, Seller shall not disclose to any third party the terms of the transactions contemplated hereunder or the nature of discussions with respect thereto without the prior written consent of Purchaser, other than information regarding the transactions which becomes publicly available; provided, however, that Seller shall not be prohibited from disclosing information, the disclosure of which Purchaser, after reasonable notice, refuses to give its consent, if such disclosure is required by law or by regulatory authorities or from disclosing such information to Seller’s investors, banks, advisors, attorneys and accountants in connection with the conduct of Seller’s business and as may be necessary to enforce Seller’s rights under this Agreement. Purchaser agrees to provide Seller with advance copies of Purchaser’s press release and 8K filing related to this Agreement.

7.10	No Shop

Seller hereby agrees that from the date of this Agreement until the Closing Date (as extended), neither Seller, nor any of its officers, directors, stockholders, representatives, agents or brokers will, for itself or on behalf of Seller, solicit, negotiate with or provide any information to any party other than Purchaser relative to (a) any sale of the Purchased Assets (other than in the ordinary course of business); (b) any change in control of the Savannah Business; (c) any merger, consolidation of joint venture involving the Savannah Business; and (d) any other similar transaction involving Savannah Business or the Purchased Assets. Furthermore, Seller shall promptly notify Purchaser of any contacts by third parties relative to the foregoing.

7.11	Earnest Money Deposit

Each of Purchaser and Seller acknowledge and agree that Purchaser has deposited with Seller an earnest money deposit (the “Earnest Money Deposit”) of Two Hundred Fifty Thousand Dollars ($250,000). Upon the Closing, the Earnest Money Deposit shall be applied to the Purchase Price. If the Closing does not occur by May 1, 2006 (unless such date is extended by the parties), then Seller shall retain the Earnest Money Deposit as liquidated damages in lieu of any and all other remedies hereunder, provided that Seller (a) has negotiated the transaction contemplated by this Agreement in good faith with Purchaser; (b) has complied with the provisions of Section 7.6 (Inspection, Access) and Section 7.10 (No-Shop); and (c) is not in breach of any other material provision of this Agreement.

7.12	Financial Statements to Be Prepared by Seller

Seller agrees and covenants to cause the audited financial statements of the Savannah Business listed on Schedule 7.12 hereto to be prepared and delivered to Seller no later than thirty (30) days following the Closing Date. Purchaser shall pay or reimburse Seller for the reasonable outside accountants’ fees incurred for the preparation of such audited financial statements. Seller will also prepare and deliver to Purchaser the non-audited financial statements of the Savannah Business listed on Schedule 7.12 by no later than thirty (30) days following the Closing Date. Seller agrees and acknowledges that the financial statements listed on Schedule 7.12 are required under certain securities law reporting requirements applicable to Purchaser and its affiliates, and that Purchaser will be materially damaged as the result of Seller’s failure to perform under this Section.

VIII. INDEMNIFICATION

8.1	Seller’s Indemnification

(a) Notwithstanding the investigation by Purchaser, its attorneys or any of its agents or representatives, the representations, warranties and covenants of Seller set forth herein, or in any document or instrument delivered in connection herewith or pursuant hereto, and the liabilities of Seller with respect thereto, shall survive as follows: (i) the representations and warranties set forth in Section 6.1(a) (Organization and Standing); Section 6.1(b) (Corporate Action); Section 6.1(g) (Title); Section 6.1(l) (Environment); Section 6.1(m) (Taxes); Section 6.1(p) (Employee Benefit Plans); and Section 6.1(y) (Title to Real Estate) hereof shall survive the Closing until the expiration of the applicable statute of limitations for bringing claims under such provisions; and (ii) all other representations and warranties of Seller contained herein shall, unless otherwise provided in this Agreement, survive the Closing for a period of two (2) years, at which time they shall expire.

(b) Seller shall indemnify, protect, defend and hold Purchaser, its parent, its subsidiaries, its affiliates and its and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Group”), harmless from and against any and all Losses (as hereinafter defined) imposed on, accrued against, sustained or incurred by the Purchaser Group or any one of them resulting from or arising out of or by virtue of: (i) any misrepresentation or breach of warranty made herein by Seller or non-compliance with, non-performance of or breach by Seller of any of the covenants of this Agreement to be performed by Seller; (ii) any and all liabilities arising out of or in connection with the conduct of the Savannah Business or any other business of Seller on or prior to the Closing Date; and (iii) any claim for products liability asserted against Purchaser for or relating to products, equipment or parts manufactured sold or distributed by Seller, or in finished goods inventory, on or prior to the Closing Date, or related to products, equipment or parts purchased by Purchaser pursuant hereto.

8.2	Purchaser’s Indemnification

(a) The representations and warranties of Purchaser set forth herein, or in any document or instrument delivered in connection herewith or pursuant hereto, and the liabilities of Purchaser with respect thereto, shall survive the Closing Date for a period of two (2) years, at which time they shall expire.

(b) Purchaser shall indemnify, protect, defend and hold Seller, its subsidiaries, its affiliates and its and their respective shareholders, directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Seller Group”), harmless from and against any and all Losses imposed on, accrued against, sustained or incurred by the Seller Group or any one of them resulting from or arising out of or by virtue of; (i) any misrepresentation or breach of warranty made herein by Purchaser or non-compliance with or breach by Purchaser of any of the covenants of this Agreement to be performed by Purchaser; and any of the agreements contemplated hereby; and (ii) any and all liabilities and obligations arising out of or in connection with the conduct of the Savannah Business by Purchaser after the Closing Date.

8.3	Limitations

Notwithstanding anything contained herein to the contrary, no claim for indemnification pursuant to Section 8.1 or Section 8.2 shall be required to be paid unless and until the party making such claim shall have incurred in excess of Fifty Thousand Dollars ($50,000) in Losses, in the aggregate, with respect to indemnification claims made by such party, and, in such event, said indemnification shall apply to Losses going back to the first dollar of Losses. The foregoing limitation shall not apply: (A) to any claim for indemnification made by any one or more of the Seller Group arising out of any failure of Purchaser to pay the Purchase Price; or (B) to any claim for indemnification made by any one or more of the Purchaser Group arising out of any failure of Seller to satisfy all of the liabilities and obligations of Seller or the Savannah Business in existence as of the Closing Date. In addition to the foregoing, notwithstanding anything contained herein to the contrary, the indemnification obligations of Seller or Purchaser pursuant to this Article VIII shall in no event exceed, in the aggregate, the sum of Five Million Dollars ($5,000,000). Notwithstanding the foregoing, there shall be no maximum limit on the amount of indemnification obligations of Seller or Purchaser pursuant to this Article VIII in the case of Losses that are due to the fraudulent act or acts of Seller or Purchaser, as the case may be.

8.4	Losses

For purposes of this Agreement, “Losses” shall mean all claims, actions, proceedings, judgments, causes of action, liabilities (whether fixed, absolute, accrued, contingent or otherwise and whether direct or indirect, primary or secondary, known or unknown), losses, demands, costs, assessments, damages, diminution in value, interest, penalties or expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs of litigation).

8.5	Set-Off

Purchaser shall have the right, without limitation, to set-off any and all amounts owed by Seller to Purchaser under Section 8.1 hereof, or under any other provision of this Agreement, and, in such event, the monthly payments required to be made by Purchaser to Seller thereunder shall be adjusted accordingly.

8.6	Procedure for Indemnification—Third-Party Claims

(a) If a complaint, claim or legal action is brought or made by a third party (“Third Party Claim”) as to which Seller or Purchaser is entitled to indemnification (“Indemnified Party”), the Indemnified Party shall give written notice of such Third Party Claim to the indemnifying party (“Indemnifying Party”) promptly after the Indemnified Party receives notice of that claim, which notice shall include a copy of any letter complaint or similar writing received by the Indemnified Party; provided, however, that any failure to provide, or delay in providing, such notification shall not constitute a bar or defense to indemnification except to the extent the Indemnifying Party has been prejudiced.

(b) The Indemnifying Party shall have the right to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election to assume defense of the Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in defending such Third Party Claim except provided below. If the Indemnifying Party elects to assume the defense and select counsel, the Indemnified Party may participate in the defense through its own separate counsel, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) otherwise specifically agreed in writing by the Indemnifying Party, or (ii) counsel selected by the Indemnifying Party determines that, because of a conflict of interest between the Indemnifying Party and the Indemnified Party, counsel for the Indemnifying Party cannot adequately represent both parties in defending the action (in which case the Indemnifying Party shall not have the right to direct the defense of the Third Party Claim on the Indemnified Party’s behalf).

(c) The Indemnifying Party’s failure to notify an Indemnified Party of its election to defend such Third Party Claim within thirty (30) days after notice of the Third Party Claim was given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its rights to defend the Third Party Claim.

(d) If the Indemnifying Party notifies the Indemnified Party of its election to defend such Third Party Claim, the Indemnifying Party’s obligations shall include taking all steps necessary in defending the Third Party Claim and holding the Indemnified Party harmless against any and all Damages caused by or arising out of any settlement approved by the Indemnified Party or any judgment in connection with such claim or litigation.

(e) If the Indemnifying Party does not assume the defense of the Third Party Claim, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the Losses caused by or arising out of such settlement, or for the amount of any judgment rendered on the Third Party Claim, and for all costs and expenses the Indemnified Party reasonably incurred in defending the claim.

(f) The Indemnifying Party may settle any Third Party Claim, in its sole discretion, without the Indemnified Party’s prior written consent, provided that such settlement involves only the payment of cash by the Indemnifying Party to the claimant and does not impose any other obligation on the Indemnifying Party or any liability or obligation on the Indemnified Party.

8.7	Procedure for Indemnification—Other Claims

A claim for indemnification by a party hereunder for any matter not involving a Third Party Claim may be asserted by written notice from that party to the other party from whom indemnification is sought. Such written notice shall state in reasonable detail the basis for the indemnification claim hereunder and the facts and circumstances surrounding such claim and, to the extent known or reasonably estimated, the dollar amount of Losses. The party against whom indemnification is sought shall respond to such notice within a reasonable time but in any event within ten (10) business days following receipt of the notice.

IX. EXPENSES

9.1	Professional Expenses

Except as otherwise provided in this Agreement, each of the parties hereto shall pay all of its own respective costs and expenses with respect to legal, accounting, consulting, appraisal and professional fees, as well as printing and other related expenses, incurred or to be incurred by such party in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that no such fees or expenses shall in any manner constitute a Lien against the Purchased Assets.

X. TERMINATION

10.1	Termination

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by mutual written consent duly authorized by Seller and Purchaser;

(b)	by Seller if:

(i)	the transactions contemplated by this Agreement shall not have been consummated on or prior to May 1, 2006, unless the failure to consummate the transactions is due to a material breach of this Agreement by Seller;

(ii)	any condition set forth in Section 5.2 of this Agreement has not been satisfied or waived in writing by May 1, 2006, unless the failure to satisfy such condition is due to a material breach of this Agreement by Seller;

(iii)	any warranty or representation made by Purchaser is discovered to be or to have become untrue, incomplete or misleading, and, in the case of a breach that is capable of cure, such breach remains uncured for a period of thirty (30) days after such notice is given and, in the case of a breach that is not capable of cure, termination shall have immediate effect; or

(iv)	Purchaser shall have breached one or more covenants of this Agreement in any material respect and, in the case of a breach that is capable of cure, such breach remains uncured for a period of thirty (30) days after such notice is given and, in the case of a breach that is not capable of cure, termination shall have immediate effect;

(c)	by Purchaser if:

(i)	the transactions contemplated by this Agreement shall not have been consummated on or prior to May 1, 2006, unless the failure to consummate the transactions is due to a material breach of this Agreement by Purchaser;

(ii)	any condition set forth in Section 5.1 of this Agreement has not been substantially satisfied or waived in writing by May 1, 2006, unless the failure to satisfy such condition is due to a material breach of this Agreement by Purchaser;

(iii)	any warranty or representation made by Seller is discovered to be or to have become untrue, incomplete or misleading and, in the case of a breach that is capable of cure, such breach remains uncured for a period of thirty (30) days after such notice is given and, in the case of a breach that is not capable of cure, termination shall have immediate effect; or

(iv)	Seller shall have breached one or more covenants of this Agreement in any material respect and, in the case of a breach that is capable of cure, such breach remains uncured for a period of thirty (30) days after such notice is given and, in the case of a breach that is not capable of cure, termination shall have immediate effect.

10.2	Notice of Termination; Effect of Termination

Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement, this Agreement shall be of no further force or effect, provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of any party contained in the Confidentiality Agreement, which obligations shall survive termination of this Agreement in accordance with the terms of that Confidentiality Agreement.

10.3	Extension; Waiver

At any time prior to the Closing Date any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

XI. MISCELLANEOUS

11.1	Entire Agreement; Amendment

This Agreement and any others referred to herein or attached hereto constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous negotiations, undertakings and agreements, written or oral, between the parties. No representation, inducement, agreement, promise, understanding or waiver altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by all parties hereto.

11.2	Binding Effect; Assignment

This Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by Seller without the prior written consent of Purchaser.

11.3	Notices

Any notice, request, instruction or other communication to be given hereunder by any party hereto shall be in writing and shall be deemed to have been duly given on the date of delivery, provided delivery is actually tendered at the appropriate address, addressed to the persons identified below (i) in person, or (ii) by courier service or express delivery, or (iii) by facsimile copy or (iv) three (3) calendar days after deposit in the mail by first class certified mail, postage prepaid, return receipt requested, all addressed as set forth below:

If to Seller, to:	California Natural Products
1250 East Lathrop Road
Lathrop, CA 95330
Attn: Mr. Pat Mitchell
Telephone No.: ___________________
Telecopier No.: ___________________

With copy to:	Gianelli & Fores, a Professional Law Corporation
1014 16th Street
Modesto, CA 95354
Attn: Michael L. Gianelli
Telephone No.: (209) 521-6260
Telecopier No.: (209) 521-5971

If to Purchaser, to:	Universal Food & Beverage Company
3830 Commerce Drive
St. Charles, IL 60174
Attn: Duane N. Martin
Telephone No.: (630) 584-8670
Telecopier No.: (630) 584-8674

With copy to:	Holland & Knight LLP
One Mid America Plaza, Suite 1000
Oakbrook Terrace, Illinois 60181-4710
Attn: Carl A. Neumann, Esq.
Telephone No.: (630) 954-2100
Telecopier No.: (630) 954-2112

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties pursuant to this Section 11.3.

11.4	Severability

If any provision of this Agreement is found invalid, unenforceable or in violation of any law by a court of competent jurisdiction, such provision shall be modified only to the extent necessary to enable such provision to be valid and enforceable, without affecting the remaining portions of this Agreement, which shall remain in full force and effect; provided, however, that the severing of any such provision will not materially change the substance of this Agreement. As so amended, this Agreement shall be enforced to the fullest extent possible to give effect to the intention of the parties expressed herein.

11.5	Mutual Contribution

The parties to this Agreement and their counsel have mutually contributed to its drafting. No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted, or that the provision contains a covenant of such party.

11.6	Waivers

No delay on the part of any party in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege operate as a waiver of any other right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties otherwise may have at law or in equity.

11.7	Headings

The headings of articles and sections of this Agreement and of the schedules and exhibits hereto are for convenience only and are not intended to limit, restrict, expand or otherwise affect the meaning or interpretation of the provisions of this Agreement.

11.8	Applicable Law

This Agreement is governed by and shall be construed and enforced in accordance with the laws of the State of Georgia.

11.9	Venue

All actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated only in a court having jurisdiction for the County of Chatham, State of Georgia. Each party hereby consents and submits to the jurisdiction of any local, state or federal court located within or otherwise having jurisdiction over Chatham County, Georgia.

11.10	Attorney Fees

If any action at law or in equity is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and all other costs and expenses of litigation from the other party, which amounts may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which amounts shall be in addition to any other relief which may be awarded.

11.11	Beneficiaries of Agreement

The rights and obligations contained in this Agreement are hereby declared by the parties hereto to have been provided expressly for the exclusive benefit of such persons and entities (as applicable) as set forth herein, and shall not benefit, and do not benefit, any unrelated third parties.

11.12	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed, or caused to be executed on its behalf by its duly authorized representative, this Asset Purchase Agreement as of the date first written above.

PURCHASER:

UNIVERSAL FOOD & BEVERAGE COMPANY OF GEORGIA

By:	/s/ Duane N. Martin
Duane N. Martin, Chief Executive Officer

SELLER:

CALIFORNIA NATURAL PRODUCTS

By:	/s/ Pat Mitchell
Pat Mitchell, President

LIST OF SCHEDULES

Schedule 1.1(a)	Description of Real Estate

Schedule 1.1(b)	Operating Assets, Equipment, Machinery

Schedule 1.1(d)	Assigned Contracts

Schedule 3.2	Allocation of Purchase Price

Schedule 5.1(d)	Assigned Contracts – Customer Consents Required

Schedule 6.1(a)	Foreign Qualifications; Licenses

Schedule 6.1(d)	Required Consents

Schedule 6.1(e)	Financial Statements

Schedule 6.1(g)	Liens

Schedule 6.1(h)	Purchased Assets Not In Possession of Seller

Schedule 6.1(i)	Intellectual Property

Schedule 6.1(j)	Litigation

Schedule 6.1(k)	Underground Tanks

Schedule 6.1(o)	Employees

Schedule 6.1(p)	Employee Benefit Plans

Schedule 6.1(q)	Contractual Obligations

Schedule 6.1(r)	Receivable Ledgers

Schedule 6.1(s)	Inventory

Schedule 6.1(t)	Material Adverse Change

Schedule 6.1(u)	Top 20 Suppliers

Schedule 6.1(v)	Top 20 Customers

Schedule 6.2(d)	Buyer’s Consents

Schedule 6.2(e)	Fees, Commissions

Schedule 7.12	List of Financial Statements to Be Prepared By Seller

The Schedules have not been filed with the Merger Agreement in accordance with the Commission’s rules. The Company agrees to furnish a copy of the Schedules to the Commission upon request.

LIST OF EXHIBITS

Exhibit A	Non-Competition Territory